Exhibit 10.10.2

K. Frappier

AMENDMENT 2008-1

TO THE

EMPLOYMENT AGREEMENT

THIS AMENDMENT, dated as of December 15, 2008, between RAIT Financial Trust, a Maryland real estate investment trust, (the “Company”) and Kenneth R. Frappier (“Executive”).

RECITALS

WHEREAS, the Company and Executive previously entered into that certain Employment Agreement, dated as of February 5, 2008, (the “Employment Agreement”), which sets forth the terms and conditions of Executive’s employment with the Company;

WHEREAS, the Company and Executive desire to amend the Employment Agreement to make certain changes to comply with the requirements of section 409A of the Internal Revenue Code of 1986, as amended and the final regulations issued thereunder; and

WHEREAS, Section 11.1 of the Employment Agreement provides that the Employment Agreement may be amended pursuant to a written amendment approved by the Board of Trustees of the Company and executed by the Company and the Executive.

NOW, THEREFORE, the Company and the Executive hereby agree that, effective December 15, 2008, the Employment Agreement shall be amended as follows:

1. The first sentence of Section 2.1(a) of the Employment Agreement is hereby amended in its entirety to read as follows:

“The Company may remove Executive at any time without Cause (as defined in Section 4) from the position in which Executive is employed hereunder upon not less than sixty (60) days’ prior written notice to Executive.”

2. The last sentence of Section 2.1(c)(i) of the Employment Agreement is hereby amended in its entirety to read as follows:

“Unless the payment is required to be delayed pursuant to Section 18.2 below, the payment shall be made within sixty (60) days following Executive’s last day of employment with the Company, provided Executive executes the Release during the sixty (60) day period and the revocation period for the Release has expired without revocation by Executive.”

3. The last sentence of Section 2.1(c)(ii) of the Employment Agreement is hereby amended in its entirety to read as follows:

“Unless the payment is required to be delayed pursuant to Section 18.2 below, the payment shall be made within sixty (60) days following Executive’s last day of employment with the Company, provided Executive executes the Release during the sixty (60) day period and the revocation period for the Release has expired without revocation by Executive.”

4. The last sentence of Section 3.3 of the Employment Agreement is hereby amended in its entirety to read as follows:

“Unless the payment is required to be delayed pursuant to Section 18.2 below, any additional payment payable to the Executive pursuant to this Section shall be paid by the Company to the Executive within 5 days of receipt of the Company’s accountants’ determination, which such determination shall be made to the Company within 30 days of any event requiring payment to the Executive hereunder.”

5. Section 18 of the Employment Agreement is hereby amended in its entirety to read as follows:

“18. Section 409A.

18.1 Interpretation. Notwithstanding the other provisions hereof, this Agreement is intended to comply with the requirements of Section 409A of the Code, to the extent applicable, and this Agreement shall be interpreted to avoid any penalty sanctions under Section 409A of the Code. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with Section 409A and, if necessary, any such provision shall be deemed amended to comply with section 409A of the Code and regulations thereunder. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. For purposes of section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment. In no event may the Executive, directly or indirectly, designate the calendar year of payment.

18.2 Payment Delay. Notwithstanding any provision to the contrary in this Agreement, if on the date of the Executive’s termination of employment, the Executive is a “specified employee” (as such term is defined in section 409A(a)(2)(B)(i) of the Code and its corresponding regulations) as determined by the Board (or its delegate) in its sole discretion in accordance with its “specified employee” determination policy, then all cash severance payments payable to the Executive under this Agreement that are deemed as deferred compensation subject to the requirements of section 409A of the Code shall be postponed for a period of six months following the Executive’s “separation from service” with the Company (or any successor thereto). The postponed amounts shall be paid to the Executive in a lump sum within thirty (30) days after the date that is six (6) months following the Executive’s “separation from service” with the Company (or any successor thereto). If the Executive dies during such six-month period and prior to payment of the postponed cash amounts hereunder, the amounts delayed on account of section 409A of the Code shall be paid to the personal representative of the Executive’s estate within sixty (60) days after Executive’s death. If any of the cash payments payable pursuant to this Agreement are delayed due to the requirements of section 409A of the Code, there shall be added to such payments interest during the deferral period at an annualized rate of interest equal to 5%.

18.3 Reimbursements. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the taxable year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit. Any tax gross up payments to be made hereunder shall be made not later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the related taxes are remitted to the taxing authority.”

6. In all respects not modified by this Amendment 2008-1, the Employment Agreement is hereby ratified and confirmed.

IN WITNESS WHEREOF, the Company and the Executive agree to the terms of the foregoing Amendment 2008-1, effective as of the date set forth above.

RAIT FINANCIAL TRUST

By:	/s/ Jack E. Salmon
Name:	Jack E. Salmon
Title:	Chief Financial Officer & Treasurer

EXECUTIVE

/s/ Kenneth R. Frappier
Kenneth R. Frappier

3